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                                                                    EXHIBIT 12.1


           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                             (DOLLARS IN THOUSANDS)

                                                                    Historical                                    Pro Forma
                                              ----------------------------------------------------------- --------------------------
                                                                                         For the Quarter    For the       For the
                                                   For the Year Ended December 31,       Ended March 31,   Year Ended  Quarter Ended
                                              -----------------------------------------  ---------------- December 31,   March 31,
                                               1994    1995     1996     1997     1998     1998     1999      1998         1999
                                              ------  ------   -------  ------   ------  -------  ------- ------------  ------------
Loss before income tax benefit,               (3,596) (12,793) (19,499) (20,936) (23,515) (5,389)  (6,186)   (57,844)      (12,491)
  minority interest and extraordinary loss

     Fixed Charges:

          Interest expense                     4,975   14,132   20,164   20,759   20,688   4,872    5,310     43,299        10,767

          Interest portion of rental expense     113      264      428      464      514     114      157      1,085           271

          Dividends on unconsolidated
            subsidiary                            --       --      101      101       67      26       --         --            --
                                              ------  -------  -------  -------  -------  ------   ------    -------       -------
Earnings                                       1,492    1,603    1,194      388   (2,246)   (377)    (719)   (13,460)       (1,453)
                                              ======  =======  =======  =======  =======  ======   ======    =======       =======
     Fixed charges:

          Interest expense                     4,975   14,132   20,164   20,759   20,688   4,872    5,310     43,299        10,767

          Interest portion of rental expense     113      264      428      464      514     114      157      1,085           271

          Dividends on unconsolidated
            subsidiary                            --       --      101      101       67      26       --         --            --
                                              ------  -------  -------  -------  -------  ------   ------    -------       -------
Total fixed charges                            5,088   14,396   20,693   21,324   21,269   5,012    5,467     44,384        11,038
                                              ------  -------  -------  -------  -------  ------   ------    -------       -------

Ratio of earnings to fixed charges               n/a      n/a      n/a      n/a      n/a     n/a      n/a        n/a           n/a

Earnings inadequate to cover fixed charges:

     Total fixed charges                       5,088   14,396   20,693   21,324   21,269   5,012    5,467     44,384        11,038

     Earnings                                  1,492    1,603    1,194      388   (2,246)   (377)    (719)   (13,460)       (1,453)
                                              ------  -------  -------  -------  -------  ------   ------    -------       -------
     Deficiency of earnings to fixed charges  (3,596) (12,793) (19,499) (20,936) (23,515) (5,389)  (6,186)   (57,844)      (12,491)
                                              ======  =======  =======  =======  =======  ======   ======    =======       =======



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